Exhibit 10.3
SEVERANCE AGREEMENT AND RELEASE
          THIS SEVERANCE AGREEMENT AND RELEASE is made as of the latest date signed below by and between James Mooney (“Employee”) and RCN Corporation (“Employer” or “Company”), together with each and every one of its predecessors, successors, directors, officers, employees and agents, whether present or former (collectively the “Releasees”).
          WHEREAS, Employee entered into an employment agreement with Employer effective December 21, 2004; and
          WHEREAS, pursuant to the terms of such employment agreement Employer provided Employee with written notice on November 20, 2007 of its intention not to extend the employment term (“Non-Renewal Notice); and
          WHEREAS, your term of employment expired on December 21, 2007 (“Separation Date”); and
          WHEREAS, in a letter dated December 24, 2007 and in accordance with the Non-Renewal Notice, the Employer detailed the timing and amounts of compensation you are entitled to receive from the Employer as a result of the termination of your employment with the Company; and
          WHEREAS, the parties desire that Employee’s separation be on an amicable basis;
          In consideration of the mutual covenants and obligations contained herein, Employee and Employer, each intending to be legally held bound, agree as follows:
          1. Consideration. In consideration for the releases and other covenants set forth in this Severance Agreement and Release, the Company agrees:
               a. To pay Employee as severance the gross amount of $ 810,000 payable in one lump sum cash payment of $405,000 on June 30, 2008 and six monthly payments, in an amount equal to $67,500, beginning on July 31, 2008. Severance pay will not begin until after the expiration of the seven-day revocation period referenced in paragraph 16;
               b. Employee will immediately vest in all options to purchase the Company’s common stock, $0.01 par value per share (the “Options”) made to Employee pursuant to the 2005 Stock Compensation Plan (the “Plan”). The Options shall terminate at 5 p.m. EST on December 31, 2008 (the “Equity Cancellation Date”), except that the Employee remaining an employee of the Company shall not be a condition to the continued effectiveness of such awards under the Plan through the Equity Cancellation Date. In addition, Employee will immediately vest in all shares of Restricted Stock issued pursuant to the Plan as if all performance based criteria had been fully met. The Employee will be responsible for the any federal, state and local tax due and owing on the shares of Restricted Stock as of each vesting date.
Employee agrees that, but for his or her execution of this Agreement, he or she would not be entitled to receive the consideration set forth above.
          2. Acknowledgement. Employee acknowledges that he or she has received all compensation due from Employer, including all vacation pay and other compensation due. Employee acknowledges that he or she has been granted any leave time to which he or she believes he or she was entitled under the Family and Medical Leave Act or other laws.
          3. Employee’s Release. Employee, on behalf of himself or herself, and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns, and successors hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date of this Severance Agreement and Release. Employee’s release specifically includes, but is not limited to:
               a. any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;
               b. any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;
               c. any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, pregnancy, childbirth or related medical conditions, marital status and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Virginia Human Rights Act, Virginia Code § 2.1-714 et seq., or any comparable statute of any other state, country, or locality;
               d. any and all claims under any federal, state or local statute or law;
               e. any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage,

intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); and
               f. any and all claims for attorneys’ fees and costs.
          4. Effect of Release. Employee understands that this release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Severance Agreement and Release, whether now known or unknown, suspected or unsuspected, and his or her participation as a member of any class asserting any such claims, and that these constitute essential terms of this Severance Agreement and Release. Employee further understands and acknowledges the significance and consequence of this Severance Agreement and Release and of each specific release and waiver, and expressly consents that this Severance Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified. Neither this release nor the promise not to sue set out below should be construed, however, to prevent Employee from filing a claim based on rights that cannot be waived as a matter of law, such as, but not limited to, claims for vested benefits under ERISA.
          5. Covenant Not to Sue. Employee affirms that no charge, complaint or action exists in any forum brought by or on behalf of Employee against the Releasees and that Employee has not assigned any existing or potential claim that Employee purports to release to any third party. Further, Employee, on behalf of himself or herself, and his or her descendants, dependents, heirs, executors, administrators, assigns, and successors covenants that Employee will not at any time hereafter commence, maintain, or in any way cause, or advise to be commenced or prosecuted, or permit to be filed by any other person on his or her behalf, any grievance, charge, action (including any class action), suit, or proceeding (judicial or administrative) against Employer, except as such waiver is specifically prohibited by law or regulation. Although this Agreement does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in an investigation conducted by the Commission (or similar state agency), any claims for personal relief, including reinstatement or monetary damages, would be barred.
          6. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Severance Agreement and Release. This Severance Agreement and Release may be pleaded as a full bar to the enforcement of any claim that Employee may assert against the Releasees.
          7. No Admissions. Neither the execution of this Severance Agreement and Release by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Employee.
          8. No Disparagement. For the 24 month period after the Separation Date, each Party shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them.

          9. Confidentiality. Employee shall not disclose or publicize the terms or fact of this Severance Agreement and Release, directly or indirectly, to any person or entity, except to his or her accountant, attorney, spouse, and to others as required by law.
          10. Non-Compete; Confidential Information; Non-Solicitation. In consideration for the consideration which Employee has or will receive from the Company under this Agreement, Employee agrees to be bound as set forth below.
               a. Non-Compete. The Employee shall not, during the 12 month period following the Separation Date, engage in or become associated with any Competitive Activity. For purposes of this Section 10(a), a “Competitive Activity” shall mean any business that directly competes to a significant degree with all or any substantial part of any of the businesses of the Company or its subsidiaries in any states in which the Company or its subsidiaries has significant business operations. The Employee shall be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Employee’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Employee shall not be prohibited from (1) owning less than two percent of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 10(a) shall be determined to be invalid or unenforceable, by reason or being vague or unreasonable as to area, duration or scope of activity, this Section 10(a) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as be determined to be reasonable and enforceable by the court or other jurisdiction having jurisdiction over the matter; and the Employee agrees that this Section 10(a) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Notwithstanding the foregoing, the Employee shall be entitled to continue to serve as the Chairman of the Board of Directors Virgin Media Inc. without violation of this Section 10(a). Until the first anniversary of the Separation Date, the Employee shall be required to provide a copy of this Section 11 to any person or entity with respect to which the Employee may be become associated in any capacity.
               b. Nonsolicitation. The Employee shall not, during the 24 month period following the Separation Date, directly or indirectly, (1) solicit for employment any person employed by the Company or its affiliated companies as of the Separation Date, (2) solicit for employment any person known by the Employee (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies as of the date of the solicitation or (3) solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship.
               c. Confidential Information. The Employee shall not, without prior written consent of the Company or may otherwise be required by law or legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Employee shall cooperate with the Company in obtaining the protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Employee during the Employee’s services to the Company that is not generally available public knowledge (other than acts by the Employee in violation of this Agreement).
               d. Property. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. Employee shall not make, retain, remove, disclose and/or distribute any copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company for any reason whatsoever and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have had access or with which for any reason he may have become familiar. Upon the termination of his or her employment with the Company, Employee shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others. For purposes of this Section 10(d), “Proprietary Information” means confidential, proprietary, business and technical information or trade secrets of the Company or of any parent, subsidiary or affiliate of the Company which are not generally known or accessible to the public. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) policy information, (e) sales and marketing data, methods, plans and efforts, and market research information, (f) the identities of the Company’s actual and prospective customers (including identifying information such as name, address and telephone number), contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company’s course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and (j) pricing information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
          11. Rights and Remedies Upon Breach.
               a. Specific Enforcement. Employee acknowledges that the terms of Section 10 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him or her, willfully or otherwise, of Section 10 of this Agreement will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this

Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Employee, the Company shall have the right to enforce the terms of Section 10 of this Agreement by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.
               b. Accounting. If Employee willfully breaches, or threatens to commit a breach of any of the terms of Section 10 of this Agreement, the Company will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any action constituting a breach of the Section 10 of this Agreement. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
               c. Judicial Modification. If any court determines that any of the terms of Section 10, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
          12. Enforceability. If any court holds the terms of Section 10 unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of the terms of Section 10.
          13. Essential Terms. Employee understands and acknowledges that the promises in paragraphs 5, 8, 9, and 10 are a material inducement for Releasees to enter this Agreement and are of the essence of this Agreement. Employee therefore agrees that if he or she should breach any of the provisions of the aforementioned paragraphs, it will be a material breach of the Agreement, entitling Employer (in addition to any other remedies available) to stop making severance payments (if any are still outstanding), to costs and fees for enforcement of the breached provision(s), and to the return of any payments made to Employee under this Severance Agreement and Release, except that Employee may retain (or be paid) $1,000 as consideration for the release. This Severance Agreement and Release will in all other respects remain in full force and effect.
          14. Advice of Counsel; Revocation Period. Employee is hereby advised to seek the advice of counsel. Employee acknowledges that he or she is acting of his or her own free will, that he or she has been afforded a reasonable time to read and review the terms of the Severance Agreement and Release, and that he or she is voluntarily entering into this Severance Agreement and Release with full knowledge of its provisions and effects. Employee intends that this Severance Agreement and Release shall not be subject to any claim for duress. Employee further acknowledges that he or she has been given at least twenty-one (21) days within which to consider this Severance Agreement and Release and that if he or she decides to execute this Severance Agreement and Release before the twenty-one day period has expired, he or she does so voluntarily and waives the opportunity to use the full review period. Employee acknowledges that he or she may, for a period of seven (7) days following the execution of this Agreement, revoke acceptance of his or her release of age discrimination claims. This revocation must be done in writing and delivered to General Counsel, before the close of business on the seventh day. Employee’s release of his or her age discrimination claims shall not become effective until the expiration of this seven-day revocation period.
          15. Fees and Costs. The parties shall bear their own attorneys’ fees and costs.
          16. Entire Agreement. This Severance Agreement and Release contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.
          17. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
          18. Amendments. Neither this Severance Agreement and Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.
          19. Governing Law. This Severance Agreement and Release shall be governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law principles of any jurisdiction.
          20. Legally Binding. The terms of this Severance Agreement and Release contained herein are contractual, and not a mere recital.

          IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Severance Agreement and Release as of this day and year written below.

/s/ James F. Mooney		Witness:

James Mooney

Date:	February 4, 2008

By:	RCN CORPORATION.

/s/ Benjamin R. Preston		Witness:

Benjamin R. Preston

Title:	Senior Vice President, General
Counsel & Secretary

Date:	February 4, 2008